Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in the Prospectus constituting a part of this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 on Form S-3 of Ekso Bionics Holdings, Inc., of our reports dated March 14, 2016 relating to our audit of the consolidated financial statements and effectiveness of internal control over financial reporting of Ekso Bionics Holdings, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

We also consent to the reference to us under the heading “Experts” in the Prospectus.

/s/ OUM & CO. LLP

San Francisco, California

April 12, 2016